Exhibit 10.2

Novanta Inc.

125 Middlesex Turnpike

Bedford, MA 01730

July 27, 2016

Mr. John Roush

c/o Novanta Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Re:Transition and Release of Claims Agreement

Dear John:

This letter agreement (this “Letter Agreement”), entered into on the date first set forth above (the “Effective Date”), sets forth the understanding by and between you and Novanta Inc. (f/k/a GSI Group Inc.) (collectively with its direct and indirect subsidiaries, and any successor(s) thereto, the “Company”), regarding the cessation of your employment with the Company and the transition of your role as Chief Executive Officer of the Company to your successor.

1.	Separation Date and Transition Services.

a.Your active employment with the Company will terminate on September 1, 2016 (the “Separation Date”) and, as of the Separation Date, you will cease to be an employee, officer and director of the Company and its direct and indirect subsidiaries. Until the Separation Date, that certain Employment Agreement by and between the Company and you, dated as of November 16, 2010 (the “Employment Agreement”) will continue to control with respect to your salary, benefits and other matters with respect to your employment with the Company; provided that you agree that during the period beginning on the Effective Date and ending on the Separation Date you will (i) continue to perform your duties as Chief Executive Officer of the Company, consistent with past practices, unless otherwise requested by the Board of Directors of Novanta Inc. (the “Board”), (ii) use your reasonable best efforts to advance the interests of the Company and facilitate the successful transition of your responsibilities to the individual who succeeds you as Chief Executive Officer in whatever reasonable capacity may be requested by the Board, consistent with your current position as Chief Executive Officer, and (iii) communicate a message consistent with the Board’s direction to key employees, customers and suppliers. You acknowledge and agree that, effective at 12:01 a.m., Eastern time, on the Separation Date, you hereby (A) resign as Chief Executive Officer and as an employee of the Company and from all offices and positions you may hold at the Company’s direct and indirect subsidiaries and (B) resign as a member of the Board of Directors of the Company, and as a member of the boards of directors and any equivalent bodies of the Company’s direct and indirect subsidiaries.

b.During the period commencing on the Separation Date and ending on December 31, 2016 (or such earlier date on which you commence employment for a third party) (the “Consulting Period”), you will continue to serve the Company in such capacities and perform such duties as may be specified from time to time by the Board.  In particular, you agree that you shall continue to facilitate the successful transition of your responsibilities to the individual who succeeds you as Chief Executive Officer and, if requested, provide the Company with strategic advice with respect to its ongoing business operations.  In connection with your services during the Consulting Period, you shall make yourself reasonably available (in person, by telephone or otherwise) to consult with the Board and the Company’s executive officers. In addition, you shall make yourself available to travel in connection with your services if reasonably requested by the Board and any reasonable travel expenses associated therewith shall be reimbursed in accordance with the Company’s applicable policies. You shall report to the Board during the Consulting Period. Except as set forth in Section 2, you shall not be entitled to any fees or other compensation in exchange for your services during the Consulting Period.  The parties hereto acknowledge and agree that the Company intends to require you to, and you intend to, perform services during the Consulting Period at a level equal to or less than 20% of your average level of service previously performed for the Company during the 36-month period immediately preceding the Separation Date.

Your services described in Sections 1(a) and (b) are herein referred to, collectively, as the “Transition Services.”

2.

Severance Benefits.  In addition to any payments and benefits due to you pursuant to Section 5(a) of the Employment Agreement, you will, subject to (and in consideration for) your provision of the Transition Services through the end of the Consulting Period, your execution and non-revocation of the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Release”) and your continued compliance with the restrictive covenants (as described in Section 3 below), be entitled to receive payments and benefits set forth in Section 5(b) of the Employment Agreement as if your employment was terminated by the Company without Cause (as defined in the Employment Agreement) (collectively, the “Severance Benefits”). The Severance Benefits shall be subject to the terms of the Employment Agreement (including, without limitation, Section 24 of the Employment Agreement) and, for the avoidance of doubt, will consist of (a) continued base salary for 18 months following the Separation Date, which equals an aggregate amount of $912,426, (b) a prorated 2016 Annual Bonus (as defined in the Employment Agreement) based on actual individual and Company performance goals, and (c) prorated vesting of certain equity awards, which will result in you holding, after taking into account the vesting described in this Section 2(c), 36,590 vested restricted share units under the restricted stock unit awards granted to you on March 3, 2014, February 26, 2015 and March 30, 2016, a vested option to purchase 12,797 common shares of the Company under the option granted to you on March 30, 2016, and 4,796 performance share units under the performance stock unit award granted to you on March 30, 2016.  Other than the equity awards described in the immediately preceding sentence, all Company equity-based compensation awards held by you will be forfeited.

3.

Restrictive Covenants.  You acknowledge that the Company is providing you with the Severance Benefits in material part in consideration for your reaffirmation of your prior agreement to comply with the restrictive covenants set forth in Section 6 of the Employment Agreement and that, in accordance with Section 5(d) of the Employment Agreement, no payment will be made, and no acceleration of vesting shall occur, pursuant to Section 5(b) of the Employment Agreement following the date that you first violate any of Section 6(a), (b), (d) or (e) of the Employment Agreement.

4.

Release.  The Severance Benefits are contingent upon and subject to your execution and non-revocation of the Release following the Separation Date in accordance with Sections 5(b) and 24(c) of the Employment Agreement, and you agree to sign and be bound by the Release which will be considered an integral part of this Letter Agreement.

5.

Entire Agreement.  This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof; provided, that, for the avoidance of doubt, (a) you will retain your rights under the terms of the Employment Agreement, except to the extent such terms result in duplication of compensation or benefits to you, and (b) the provisions of the Employment Agreement which by their terms survive termination of employment (including, without limitation, the indemnity obligations and the restrictive covenants set forth in Sections 3(j) and 6 of the Employment Agreement, respectively) will remain in full force and effect in accordance with their terms (as may be amended by this Letter Agreement).  This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement knowingly and voluntarily.

[signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me.  The other copy is for your files.  By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and Exhibit A thereto in their entirety; fully understand and agree to their terms and provisions; will comply with the restrictive covenants set forth in Section 6 of the Employment Agreement; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. All payments described in this Letter Agreement will be subject to the withholding of any amounts required by federal, state or local law. This Letter Agreement will be governed and construed under the internal laws of the Commonwealth of Massachusetts and may be executed in several counterparts.

Very truly yours,

/s/ Robert Buckley

Robert Buckley, Chief Financial Officer

On behalf of Novanta Inc.

Signature Page to Transition and Release of Claims Agreement

Agreed, Acknowledged and Accepted as of the first date set forth above:

/s/ John Roush

John Roush

Signature Page to Transition and Release of Claims Agreement

EXHIBIT A

RELEASE OF CLAIMS

1.General Release.

(a)I acknowledge that my employment with the Company and all subsidiaries and affiliates thereof terminated on September 1, 2016.  I further acknowledge that the Company delivered this release of claims (the “Release”) to me on September 1, 2016.

(b)In exchange for the payments and benefits described in that certain Transition and Release of Claims Agreement by and between Novanta Inc. (f/k/a GSI Group Inc.) (the “Company”) and me (the “Transition and Release Agreement”), which I agree I am not otherwise entitled to receive absent execution and non-revocation of the Release, I and my representatives, agents, estate, heirs, successors and assigns  (“Releasors”) voluntarily agree to release and discharge the Company and its parents, affiliates, subsidiaries, predecessors, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, employees, and agents of each of the foregoing, all both individually, in their capacity acting on the Company’s behalf and in their official capacities) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, arising on or before the date of this Release. This Release is intended by me to be all encompassing and to act as a full and total release of any claims that the Releasors may have or have had against the Releasees from the beginning of time to the date of this Release, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law (including, without limitation, claims under the Massachusetts Fair Employment Practices Act (Mass. Gen. Laws ch. 151B, §§1-10) and the Massachusetts Wage Act (Mass. Gen. Laws ch. 149, §§ 148-150)); and any federal, state or local law or regulation concerning securities, stock, stock options or restricted or performance stock units.  This Release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees.  I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law.

(c)By this Release, I not only release and discharge the Releasees from any and all claims as stated above that the Releasors could make on my own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on my behalf and I specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees

(d)I agree that, except for any payments or benefits set forth in Section 2 of the Transition and Release Agreement that have not yet been paid, as applicable, the payments and benefits the Company previously provided to me are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to the Releasors, and with respect to all claims, causes of action and damages that could be asserted by the Releasors against the Releasees regarding my employment or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, restricted or performance stock units, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. Notwithstanding anything in this Release to the contrary, this Release shall not affect and I do not waive: (i) rights to indemnification I may have under: (A) applicable law, (B) any charter document or bylaws, (C) any agreement between me and the Company or any other Releasee, (D) as an insured under any directors’ and officers’ liability insurance policy now or previously in force, (ii) any right I may have to obtain contribution in the event of  the entry of judgment against me as a result of any act or failure act for which both I and any Releasee are jointly responsible; and (iii) my rights to vested benefits and payments under any stock options, restricted or performance stock units or other incentive plans or any agreements relating thereto (all of which are set forth in Section 2 of the Transition and Release Agreement) or under any retirement plan, welfare benefit plan  or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions thereof, or my rights as a stockholder or equity holder of the Company.

(e)I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

(f)I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

(g)This Release is deemed made and entered into in the Commonwealth of Massachusetts, and in all respects shall be interpreted, enforced and governed under the internal laws of the Commonwealth of Massachusetts, to the extent not preempted by federal law.

(h)Notwithstanding the comprehensive release of claims set forth in the preceding paragraphs of this Section 1, nothing in this Release shall bar or prohibit me from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law.  However, I nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which I do so participate.

2.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.  Since I am 40 years of age or older, I acknowledge and agree that I have been informed that I have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and I agree that:

(a)in consideration for the payments and benefits described in the Transition and Release Agreement, which I am not otherwise entitled to receive absent execution and non-revocation of the Release, I specifically and voluntarily waive such rights and/or claims under the ADEA that I have or might have against the Releasees to the extent such rights and/or claims arose prior to the date I executed this Release;

(b)I understand that I am not waiving rights or claims under the ADEA which may arise after the date that I execute this Release;

(c)I have been advised to consult with or seek advice from an attorney of my choice or any other person of my choosing before executing this Release;

(d)I have been advised that I have twenty-one (21) days from the date I receive this Release (the “Consideration Period”) to review this Release and consider its terms before signing it, and I acknowledge and agree that such Consideration Period will not be affected or extended by any changes, whether material or immaterial, that might be made to this Release;

(e)in entering into this Release I am not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this Release; and

(f)I may revoke this Release for a period of seven (7) days after I sign it and all rights and obligations of both parties under this Release shall not become effective or enforceable until the date upon which the seven (7) day revocation period has expired.  For such a revocation to be effective, the Company must receive it on or before the expiration of the seven (7) day revocation period.

*  *  *  *  *

I acknowledge and agree that this Release is a legally binding document and my signature will commit me to its terms.  I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below.  Upon execution, I agree to deliver a signed copy of this Release to Brian Young, Vice President, Human Resources of the Company.

/s/ John Roush_________________________

John Roush

Date:  July 27, 2016

Signature Page to Release of Claims